Exhibit 10.11
ADMINISTRATIVE SERVICES AND COST SHARING AGREEMENT
This Agreement made and entered into this 1st day of January, 2007 by UTG, INC., a Delaware corporation ("UTG") and UNIVERSAL GUARANTY LIFE INSURANCE COMPANY, an Ohio life insurance company ("UG").
WHEREAS, UG is engaged in the general life insurance business;
WHEREAS, UG has as one of its primary objectives to operate in the most efficient and profitable manner;
WHEREAS, UTG, through its officers, agents and employees, has extensive experience and expertise in acquiring, managing and operating corporations and other business entities engaged in the general life insurance business as well as other financial and investment activities; and has been successful in reducing the general expenses of such businesses;
WHEREAS, UG desires that the experience, expertise, sources of information, advice, counseling and assistance of UTG and its officers and employees be available to UG in the future, and to have UTG undertake certain duties and responsibilities and perform certain services on behalf of UG, subject to the supervision of the Board of Directors of UG, as provided herein; and,
WHEREAS, UTG is willing to undertake to render such services for UG, subject to the supervision of the Board of Directors of UG, on the terms and conditions herein set forth;
WHEREAS, UG is a direct subsidiary and member of the same holding company structure of UTG.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is mutually agreed between the parties as follows:
1.
Services of UTG. During the terms of this Agreement, UTG shall consult with the Board of Directors and executive officers of UG in connection with all management and policy decisions to be made by such Board of Directors and executive officers with respect to the management, operations, insurance programs, and acquisition programs of UG. UTG shall, in conformity with such directives of the Board of Directors of UG, perform and render at UTG's expense (except as otherwise provided herein) all of the services necessary for UG to carry on all of the business of UG that is currently being conducted including, but not by way of limitation.

a.	provide data processing services necessary to process and administer all of the insurance business in force of UG;
b.
provide all services and perform all functions necessary to meet regulatory requirements, including, but not by way of limitation, requirements of state insurance departments and requirements of the Internal Revenue Service;

c.	provide all services and perform all functions necessary to process the existing investment portfolio and any addition to or deletion from that portfolio mandated by the Board of Directors of UG;

d.
investigate, evaluate and assist in the selection of and participate in consultations and negotiations with accountants, lenders, attorneys, brokers, actuaries, underwriters, corporate fiduciaries, escrow agents, depositories, custodians, banks and other persons acting in any other capacity deemed by the Board of Directors of UG necessary or appropriate;

e.	advise, consult and negotiate with respect to purchases, sales, mergers, reorganizations and other acquisitions or dispositions of assets by UG;
f.	act as attorney-in-fact or agent in purchase, sales, mergers, reorganizations and other acquisitions or disposition of assets by UG;
g.
advise and consult in the agency operations of UG including, but not limited to, the design of insurance products to be offered to the public, the structuring of sales programs, conservation programs and training programs and the establishment of commission rate schedules payable to agents and agencies;

h.
perform, advise, consult or assist in the performance of such administrative and management functions necessary or appropriate in the management of UG as may be agreed upon by UTG and the Board of Directors of UG;

i.	advise and consult with respect to the capital and debt structure of UG;
j.	advise, consult and negotiate with respect to any financings by UG either on a public or private basis;
k.	advise and consult with respect to proceedings and hearings held and conducted by regulatory agencies, including, but not limited to, insurance regulatory hearings or proceedings; and
l.	attend, if required, meetings of the Board of Directors of UG.

2.
Information to UTG. UG shall, at all times, keep UTG fully informed with regard to (i) the operations of UG, (ii) the investments and assets owned by UG, (iii) the funds of UG available or to become available for investment, and (iv) generally as to the condition of the affairs of UG. In particular, UG shall notify UTG promptly of any material purchase, sale or other acquisition or disposition of assets by UG. UG shall furnish UTG with a copy of all financial statements of UG, a copy of each report prepared by certified public accountants, and such other information with regard to the affairs of UG as UTG may, from time to time, reasonably request.

3.	Officers and Employees. Officers and employees of UTG shall serve, if elected, as directors, officers and members of committees of UG.
Fees.
a.
Fees.  As consideration for providing services under this Agreement UG agrees to pay UTG, a fee equal to UG's pro rata share of the costs incurred by UTG to provide such services including but not limited to all personnel costs and taxes, costs to maintain UTG as a corporation in good standing and interest costs on borrowings of UTG.

b.
Accountings.  UG shall advance to UTG on a monthly basis, the projected estimated share of expenses allocable to UG.  Not less than quarterly, UTG shall provide on accounting of the actual expenses allocable to UG.  Said accounting shall be in such detail and be accompanied by substantive documentation satisfactory to UG.  Any balance due to or from the other party as a result of the actual accounting shall be settled within 90 (ninety) days.

c.
Allocation.  UG shall be responsible for the reimbursement of its pro rata share of the above described costs to UTG based on; UG's percentage of the total amount of all life insurance subsidiaries of UTG using the following formula, the actual number of direct policies in force by policy type multiplied by the standard base TPA pricing per policy as used from time to time by UTG and its affiliates with outside third parties.  Said formula and resulting percentage allocations shall be updated as UTG deems reasonable but in no event not less than annually.
The costs shall be apportioned in accordance with SSAP No. 70, "Allocation of Expenses."  The books, accounts and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective parties.

d.	The monthly fee to be paid to UTG by UG shall be reduced by any and all amounts paid directly by UG for services which are to be provided by UTG.
e.	In addition to the above fees, UG shall reimburse UTG or pay directly for expenses related to:
i.	mergers, acquisitions of new companies, or internal ownership restructuring;
ii.	changes in the products being offered for sale;
iii.	changes in the manner of soliciting new business, such as using direct mail or other forms of advertising;
iv.	the moving of administrative offices, such as travel, severance pay, movers, prepayment of existing leases and the like; and
v.	Legal fees of outside counsel related specifically to UG.
vi.	Third party administrative services provided by UG. It is agreed such expense reimbursement shall be equal to 75% of the gross revenue received by UG for such services.

5.	Expenses.	UG hereby agrees that it shall be solely responsible for its expenses of:
a.	interest and other costs for borrowed money;
b.	taxes, licenses and fees;
c.	commissions of every kind;
d.	all policy benefits;
e.	all expenses and costs relating to its investment activities;
f.	all income taxes; and
g.	any other expenses not relating to insurance operations.

6.
Facilities and Staff. UTG shall provide its officers and employees with adequate office space and adequate office equipment and other furniture, and clerical and secretarial personnel for the performance of the services provided for hereunder, and assume the expenses of same.

7.
Responsibility of UTG. UTG shall be responsible to render the services provided for herein in good faith and in a reasonably competent manner. UTG shall use its best efforts to keep itself informed as to the business and affairs of UG. UTG shall keep accurate records of all transactions handled for UG and make those records available at all times to UG. UTG shall use its best efforts to maintain the confidentiality of all matters relating to the business of UG. UTG shall indemnify and hold harmless UG from any loss, liability or expense occasioned by UTG's failure to perform its obligations hereunder, provided, however, that neither UTG nor any of its officers, directors or employees shall be liable to UG or any third person hereunder unless UTG is guilty of bad faith, willful misfeasance or gross negligence. It is expressly understood and agreed that UTG and UG are not partners or joint venturers and nothing herein shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. The relationship between UTG and UG shall be that of independent contractors.

8.
Freedom of Activity. Nothing in this Agreement shall otherwise limit or restrict the right of UTG or any officer or employee of UTG to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9.
Term. This agreement shall remain in full force and effect for a period of 24 months from the date hereof and may not be terminated by any party during said term except as otherwise provided herein. Upon the expiration of the term of this Agreement, it shall remain in full force and effect from month to month unless terminated by any party, upon ninety (90) days' prior written notice.

10.
Nonassignability. This agreement shall terminate automatically in the event of any assignment hereof by UTG. An assignment by UTG to a corporation or other entity that is a successor to UTG shall not be deemed an assignment for purposes hereof. This Agreement shall not be assignable by UG without the consent of UTG, except in the case of an assignment by UG to a corporation or other entity that is a successor, in which event such other corporation or entity shall be bound hereunder and by the terms of such assignment in the same manner as UG is bound hereunder.

11.	Termination. This Agreement shall be and become terminated immediately upon written notice of termination from UG to UTG if any of the following events shall occur.
a.	UTG shall violate any provisions of this Agreement and shall fail to cure such default within thirty (30) days after receipt of written notice of such violation; or
b.
Without consent of UG, UTG shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of UTG, or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against UTG for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of ninety (90) days; or

c.
UTG shall institute proceedings of voluntary bankruptcy, or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtor, or shall consent to the appointment of a receiver of UTG or of all or substantially all of its property, or shall make a general assignment for the benefits of its creditor, or shall admit in writing its inability to pay its debts generally as they become due.

If any of the events specified in subparagraphs (b) and (c) of this Section 11 shall occur, UTG shall give written notice thereof to UG within fifteen (15) days after the happening of such event.

12.
Disclosure of Information.  UTG agrees all information communicated to it by or on behalf of UG while this Agreement is in force shall be used by UTG only for the purposes of this Agreement and during the term of this Agreement, and thereafter.  UTG will not disclose such information to any person who is not a Director, Officer, employee or agent of UG or of any of its affiliated companies, except to the extent such disclosure is directly or indirectly related to the performance of this Agreement or is otherwise required by any applicable law, rule or regulation.

13.
Records and Reports.  Except as provided herein, all forms, records, statements, reports, files and other data and information prepared, maintained or collected by UTG in the performance of this Agreement shall become the sole property of UG and shall be furnished to UG upon request.

14.
Inspection of Books and Records.  UTG shall keep proper books of account and records relating to the services performed hereunder in which full and correct entries will be made.  UG or its designated agents shall, upon ten (10) days prior written notice to UTG have the right to inspect the books and records of UTG at the offices of UTG in which said books and records are maintained during normal business hours for any purpose related to administration performance of this Agreement or the collection and determination of the fees required to be paid by UG to UTG under this Agreement.

15.
Performance. The failure of either party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of the right to insist upon strict performance or the obligation to strictly perform thereafter.

16.
Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall, unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, be given by being mailed by certified mail, postage prepaid, to the following address of the parties thereto:

If to UTG:	UTG, Inc
Attn: Corporate Secretary
P.O. Box 5147
Springfield, Illinois 62705

If to UG:	Universal Guaranty Life Insurance Company
Attn: Corporate Secretary
P.O. Box 5147
Springfield, Illinois 62705
Any party may, at any time, give written notice to the other parties, changing its address for the purposes of this Section 16.

17.	Entire Agreement. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements of the parties with respect to the subject matter contained herein.

18.
Modification.                                        This Agreement shall not be amended, changed, modified, terminated or discharged, in whole or in part, except by an instrument, in writing, duly executed by all parties hereto or their respective successors or assigns.

19.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors of the parties hereto.

20.	Applicable Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware as at the time in effect.

21.
Severability. If any provisions of this Agreement shall be found to be invalid by any court or competent jurisdiction, such findings shall not affect the remaining provisions of this Agreement and all other provisions herein shall remain in full force and effect.

22.
Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are inserted for convenience of reference only and neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

UTG, INC	Universal Guaranty Life Insurance Company

By:	/s/ James P. Rousey	By:	/s/ James P. Rousey
James P. Rousey	James P. Rousey
President	President

Attest:	Attest:
/s/ Theodore C. Miller	/s/ Theodore C. Miller
Theodore C. Miller Theodore C. Miller
Secretary Secretary